EXHIBIT 16.1



                         CONSENT OF INDEPENDENT AUDITORS
                         SYMONDS, EVANS & COMPANY, P.C.




June 27, 2002



Office of the Chief Accountant
Division of Corporate Finance
Securities and Exchange Commission
Mail Stop 4-8
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for PremierWest Bancorp and subsidiary (the Company) and, under the date of January 25, 2002, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2001 and 2000. We have read Item 4 of the Company's Form 8-K dated June 17, 2002, and are in agreement with the statements contained in the fourth and fifth paragraphs as they relate to matters between the Company and Symonds, Evans & Co., P.C.

Very truly yours,

/s/ Symonds, Evans & Co., P.C.